EXHIBIT 99.1

WELLCARE CLOSES SALE OF COMMON STOCK
IN INITIAL PUBLIC OFFERING

Tampa, Florida (July 7, 2004) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that it has closed the sale of 8,433,333 shares of its common stock in its initial public offering. Of this amount, a total of 7,333,333 shares were sold by WellCare and 1,100,000 shares were sold by a selling stockholder. The initial public offering price was $17.00 per share. The shares sold by the selling stockholder were sold pursuant to the exercise in full of the underwriters’ over-allotment option. The aggregate sale price for all of the shares sold by WellCare was approximately $124.7 million, resulting in net proceeds to WellCare after payment of underwriting discounts and commissions of approximately $116 million. WellCare will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. Prior to the closing of the initial public offering, WellCare completed a reorganization pursuant to which WellCare Group, Inc. became the parent company of the WellCare group of companies, and changed its name to WellCare Health Plans, Inc.

Morgan Stanley acted as lead manager for the offering and SG Cowen & Co., UBS Investment Bank and Wachovia Securities acted as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus related to this offering may be obtained from Morgan Stanley, Prospectus Department, 1585 Broadway, New York, New York 10036-8200, telephone number 212-761-6775.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare provides high-quality, affordable healthcare services to more than 665,000 members in Florida, New York, Connecticut, Illinois and Indiana.

Investor Relations:	Media:
Jeffrey Potter	Donna Burtanger
813-290-6313	813-290-6208
Jeff.Potter@wellcare.com	Donna.Burtanger@wellcare.com

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